As filed with the Securities and Exchange Commission on September 22, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3728359
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

(Address of principal executive offices) (Zip Code)

Cognizant Technology Solutions Corporation

2004 Employee Stock Purchase Plan

(Full title of the Plans)

Gordon Coburn

Chief Financial and Operating Officer

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, New Jersey 07666

(Name and Address of Agent For Service)

(201) 801-0233

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Steven Schwartz	Andrew P. Gilbert, Esq.
Senior Vice President, General Counsel and Secretary	DLA Piper LLP (US)
Glenpointe Centre West	300 Campus Drive, Suite 100
500 Frank W. Burr Blvd.	Florham Park, New Jersey 07932
Teaneck, New Jersey 07666	Tel: (973) 520-2553
(201) 801-0233	Fax: (973) 520-2573

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Class A Common Stock, $0.01 par value	3,000,000 shares	$63.87	$191,610,000	$13,661.80

(1)	On June 1, 2010, an additional 3,000,000 shares of common stock were authorized for issuance under the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan, as amended and restated, in accordance with the provisions of the plan. This registration statement covers such additional 3,000,000 shares of common stock.
(2)	Pursuant to Rule 416 of the Securities Act of 1933, as amended and restated, this registration statement shall also cover any additional shares of Class A Common Stock which become issuable under the Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by Cognizant Technology Solutions Corporation, which results in an increase in the number of the outstanding shares of Class A Common Stock of Cognizant Technology Solutions Corporation. This registration statement also relates to an indeterminate amount of interests in such plan.
(3)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended and restated, on the basis of the average of the high and low selling prices per share of Registrant’s Class A Common Stock on September 20, 2010 as reported by the NASDAQ Global Select Market.

PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is included in documents to be given to the recipient of the securities registered hereby in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended and restated.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

Cognizant Technology Solutions Corporation (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10–K for the fiscal year ended December 31, 2009, filed with the Commission on February 25, 2010, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and restated (the “Exchange Act”);

(b)	The Registrant’s proxy statement on Schedule 14A filed pursuant to Section 14(a) of the Exchange Act on April 15, 2010;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 filed pursuant to Section 13(a) or 15(d) of the Exchange Act on May 7, 2010 and August 6, 2010, respectively;

(d)	The Registrant’s Periodic Reports on Form 8-K filed on March 15, 2010 and June 1, 2010;

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(f)	The description of the Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on June 9, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

DLA Piper LLP (US) has opined as to the legality of the securities being offered by this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant’s Amended and Restated By-laws provide that the Registrant shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person (a “Covered Person”) made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant. Notwithstanding the preceding sentence, except as specifically provided in the Registrant’s Amended and Restated By-laws, the Registrant shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Registrant. The Registrant shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under the Registrant’s Amended and Restated By-laws or otherwise. The Registrant may indemnify, to the full extent permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under Registrant’s Amended and Restated By-laws is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Registrant, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Registrant shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. The indemnification provided in the Registrant’s Amended and Restated By-laws shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Registrant has executed indemnification agreements with certain of its officers and directors pursuant to which the Registrant has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Registrant. In addition, the Registrant intends to enter into indemnification agreements with the remaining directors and officers who have not entered into such indemnification agreements.

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The Registrant’s Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant and its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

The Registrant has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of the Registrant (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended and restated (the “Securities

Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended and restated, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Teaneck, State of New Jersey on this 22nd day of September, 2010.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/S/ STEVEN SCHWARTZ
Name:	Steven Schwartz
Title:	Senior Vice President,
General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cognizant Technology Solutions Corporation (the “Registrant”), hereby severally constitute and appoint Gordon Coburn and Steven E. Schwartz, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended and restated, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ FRANCISCO D’SOUZA Francisco D’Souza	President, Chief Executive Officer and Director (Principal Executive Officer)	September 22, 2010

/S/ GORDON COBURN Gordon Coburn	Chief Financial and Operating Officer and Treasurer (Principal Financial and Accounting Officer)	September 22, 2010

/S/ JOHN E. KLEIN John E. Klein	Chairman of the Board and Director	September 22, 2010

/S/ LAKSHMI NARAYANAN Lakshmi Narayanan	Vice Chairman of the Board and Director	September 22, 2010

/S/ MAUREEN BREAKIRON-EVANS Maureen Breakiron-Evans	Director	September 22, 2010

/S/ JOHN N. FOX, JR. John N. Fox, Jr.	Director	September 22, 2010

/S/ ROBERT W. HOWE Robert W. Howe	Director	September 22, 2010

/S/ ROBERT W. WEISSMAN Robert W. Weissman	Director	September 22, 2010

/S/ THOMAS M. WENDEL Thomas M. Wendel	Director	September 22, 2010

INDEX TO EXHIBITS

Number	Description

4.1	Rights Agreement, dated March 5, 2003, between the Company and American Stock Transfer & Trust Company, as Rights Agent, which includes the Certificate of Designations for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated March 5, 2003).

4.2	Specimen Certificate for shares of Class A common stock. (Incorporated by reference to Exhibit 4.2 to the Company’s Amendment Number 4 to the Company’s Form S-4 dated January 30, 2003).

5.1	Opinion of DLA Piper LLP (US), counsel to the Registrant.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1	Power of attorney (included on the signature pages of this Registration Statement).

99.1	Cognizant Technology Solutions Corporation 2004 Employee Stock Purchase Plan, as amended and restated (Incorporated by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A, filed with the Commission on April 15, 2010).